UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 7, 2014

ARATANA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35952	38-3826477
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1901 Olathe Blvd., Kansas City, KS	66103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, include area code: (913) 951-2132

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of Aratana Therapeutics, Inc. (the “Company”) elected Irvine O. Hockaday, Jr. as a Class II director of the Company as of August 7, 2014. Mr. Hockaday has been appointed to serve on the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), replacing Jay Lichter on the Nominating Committee.

Mr. Hockaday will participate in the Company’s compensation program for non-employee directors, as amended, including an annual retainer of $35,000, an additional annual retainer of $3,500 for his service on the Nominating Committee and an initial award of an option to purchase 20,000 shares of the Company’s common stock (the “Initial Award”). The Initial Award has an exercise price per share equal to $11.18, the fair market value of a share of the Company’s common stock on the date of grant, and will vest and become exercisable in equal installments on each of the first four anniversaries of the date of grant, subject to Mr. Hockaday’s continued service on the Board through each such vesting date, subject to full acceleration in the event of a change in control of the Company. Mr. Hockaday has also entered into the Company’s standard indemnification agreement for directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARATANA THERAPEUTICS, INC.

Date: August 8, 2014	By:	/s/ Steven St. Peter

Steven St. Peter, M.D.
President and Chief Executive Officer